EXHIBIT 10.41

EMPLOYMENT AGREEMENT

THIS IS AN EMPLOYMENT AGREEMENT (the “Agreement”), entered into as of April 1, 2012 (the “Effective Date”), by and between Panache Beverage Inc, a Florida corporation (the “Company”) with its principal place of business at 40 West 23rd Street, 2nd Floor, New York, NJ 10010, and Agata Podedworny (the “Executive”), an individual with her principal residence at 337 Adelphi Street, Brooklyn, NY 11238.

WHEREAS, the Company has employed Executive as Chief Operating Officer (“COO”) and wishes to enter into a formal agreement embodying the terms of such employment; and

WHEREAS, the Executive desires to continue such employment and enter into such an agreement, the definitions set forth on Schedule A are incorporated herein by reference;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Effectiveness; Term of Employment; Position.

(a) Effectiveness. This Agreement shall constitute a binding agreement between the parties as of the date executed and replaces that certain Employment Agreement dated April 1, 2012.

(b) Term of Employment. Subject to the provisions of Section 3 herein, Executive shall be employed by the Company for a period, commencing on April 1, 2012 and ending on December 31, 2015 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement. Commencing on December 31, 2015 and on each December 31stthereafter (each an “Extension Date”), the Employment Term shall be extended for an additional one-year period unless the Company or the Executive provides the other party hereto not less than 30 days nor more than 90 days prior written Notice before the next Extension Date that the Employment Term shall not be so extended.

(c) Position.

(i) During the Employment Term, Executive shall serve as the Company’s COO. In such position, Executive shall perform all of the duties and have all of the obligations as may be provided and determined in the Articles of Incorporation and Bylaws of the Company, as the same may be amended from time to time, and as may be determined by the Company’s Chief Executive Officer. During the Employment Term, Executive shall devote her full business time, energy, skill and best efforts to the performance of Executive’s duties hereunder, and shall diligently follow and implement all management policies and decisions of the Company, and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board.

(ii) The Company shall have the authority to establish from time to time the policies and procedures to be followed by the Executive in performing services for the Company. Executive shall abide by the provisions of any contract entered into by the Company under which the Executive provides services. Executive shall comply with the terms and conditions of any and all contracts entered by the Company.

2. Compensation, Benefits and Expense Reimbursement.

(a) Base Salary; Adjustment of Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $120,000 (“Base Salary”), payable bi-monthly in accordance with the Company’s usual payroll practices, and which amount is subject to lawful deductions and withholding. On December 31, 2013 or at such earlier date as the Company’s Board of Directors (“Board”) may determine, Executive’s Base Salary may be adjusted in the sole discretion of the Board, with any such adjustment to be effective on January 1stof each year or such earlier date determined by the Board.

(b) Deferred Compensation. From time to time as it may determine in its sole discretion, the Board may pay Executive a bonus out of net revenues of the Company during the period between the Effective Date and the determination of the bonus or such other period as the Board may determine, provided it is agreed that the minimum performance bonus for the period from her initial employment on April 1, 2012 until December 31, 2013 shall be a minimum of $30,000 with a maximum amount not to exceed $90,000, all of which will be deferred until a “Significant Transaction” occurs and results in repayment of the outstanding “Loan” to Consilium. For purposes of paying a bonus to Executive, net revenues shall mean total revenue received less all expenses (except for any taxes) incurred. Payment of any bonus shall be at the sole discretion of the Board and shall be approved by both Board and any Compensation Committee of the Board that may be in existence at that time. Executive shall have no right or entitlement to any bonus in the absence of such approval.

(c) Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans as are in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other officers and senior managers of the Company employees and in accordance with the applicable terms and conditions of such plans. A list of currently provided Employee Benefits is included in Attachment A.

(d) Vacation. Executive shall receive 15 days of paid vacation leave each calendar year during the Employment Term to be used at such times within each calendar year as the Executive may determine to be reasonable, taking into account the Company’s schedule and Executive's duties relative thereto. Executive may carry over from year to year a maximum of 15 unused vacation days. Upon termination of Executive’s employment under this Agreement for any reason, the Executive shall be entitled to compensation, at the rate of his then-Base Salary, for any unused vacation leave.

(e) Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with the Company’s policies and practices. The Executive shall, as a condition of any such payment or reimbursement, submit verification, substantiation and documentation of the nature and amount of such expenses in accordance with the policies of the Company. The Executive shall have made available to him the Company’s credit or charge card for use with respect to such expenses. Such credit or charge card shall not be used to incur any personal (non-business-related) expenses; any personal expenses inadvertently charged to such card shall be reimbursed immediately by the Executive to the Company.

(f) Car Allowance. Executive shall be paid $3,600 per year at the rate of $300.00 per month.

(g) Non-Deductible Compensation. In the event the Internal Revenue Service or a court of competent jurisdiction for federal income tax purposes shall disallow a deduction and require the Company to pay a deficiency on account of such disallowance for all or any part of the payment made to Executive by the Company, then Executive shall repay to the Company an amount equal to the tax imposed on the disallowed portion of such payment, plus any and all interest and penalties paid with respect thereto. The Company shall not be required to defend any proposed disallowance or other action by the Internal Revenue Service or any other state, federal, or local taxing authorities.

3. Termination. The Employment Term and Executive's employment hereunder may be terminated as provided below .

(a) By The Company for Cause or By Executive without Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause and shall terminate automatically upon Executive’s resignation without Good Reason.

(ii) For purposes of this Agreement, “Cause” shall mean (A) Executive’s willful and continued failure to perform Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 30 days following written Notice by the Company to Executive of such failure; (B) Executive’s misappropriation of funds or property of, or due to, the Company; attempting to obtain, or, in fact, obtaining, personal profit from any transaction in which Executive has an interest which is adverse to the interests of the Company, unless Executive shall have first obtained the written consent of the Board; (C) Executive’s conviction of, or plea of nolo contendere to (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude; (D) Executive’s willful malfeasance or willful misconduct in connection with his duties hereunder or any willful act or omission by Executive which was intended to cause injury or which Executive should have known would cause injury to the financial condition or business reputation of the Company or any of its affiliates; (E) Executive’s willful violation of any provision of a court order; or (F) Executive’s breach of the provisions of Section 5 of this Agreement.

(iii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(A) the Base Salary through the date of termination;

(B) any Deferred Compensation earned but unpaid as of the date of termination for any previously completed Fiscal Year;

(C) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with the Company policy prior to the date of Executive’s termination; and,

(D) Such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company; and

(E) any stock bonuses, stock options or stock incentives earned by unpaid as of the date of termination (the amounts described in clauses (A) through (E) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 3(a)(iii), Executive shall have no further rights to any compensation or benefits under this Agreement.

(b) By The Company Without Cause or Resignation by Executive for Good Reason; Failure to Extend Employment Term.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive for Good Reason.

(ii) For purposes of this Agreement, “Good Reason” shall mean (A) the failure of the Company to pay or cause to be paid any of the following when due hereunder: (x) Executive’s Base Salary; or (y) Executive’s Performance Bonus; (B) any substantial and sustained diminution in Executive’s authority or responsibilities from those described in Section 1(c); provided that either of the events described in (A) and (B) of this Section 3(b)(ii) shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from Executive of written Notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written Notice thereof prior to such date; (C) conduct by the Board that results in a conviction of, or plea of nolo contendere to (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude; or (D) the Board’s willful malfeasance or willful misconduct in connection with its duties.

(iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason or if the Employment Term expires as a result of the Company’s election not to extend the Employment Term pursuant to Section 1(b), Executive shall be entitled to receive:

(A) the Accrued Rights; and

(B) subject to Executive’s continued compliance with the provisions of Section 5, severance payment equal to one year’s Base Salary (the “Severance Payment”).

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason or if the Employment Term expires as a result of the Company’s election not to extend the Employment Term pursuant to Section 1(b), except as set forth in this Section 3(b)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Death or Disability.

(i) If Executive suffers a Disability (as defined below), the Company shall pay Executive her Base Salary for the shorter of the first three (3) months of such Disability or until a disability insurance policy (if any) in effect begins to pay benefits (“Insurance Benefits”). Thereafter, the Executive shall be entitled to receive only Insurance Benefits, if any, while her Disability exists. The Company at its sole and exclusive option may elect to procure disability coverage for its employees, currently none exist.

(ii) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of six (6) monthswithin any twelve (12) month period to perform Executive’s duties (such incapacity is referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third physician who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.

(iii) Following such termination of Executive’s employment as a result of death or Disability, Executive shall have no further rights to any compensation or benefits under this Agreement other than accrued salary payable and Accrued Rights.

(d) Expiration of Employment Term.

(i) In the event either party elects not to extend the Employment Term pursuant to Section 1(b), unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 3, Executive’s termination of employment hereunder (regardless of whether Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date.

Following such termination of Executive’s employment hereunder as a result of either party’s election not to extend the Employment Term, Executive shall have no further rights to any compensation or benefits under this Agreementexcept as otherwise set forth in this Section 3.

(ii) Unless otherwise agreed to by the parties in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term (which shall include any extensions pursuant to Section 1(b)) shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement unless otherwise provided and Executive’s employment may thereafter be terminated at-will by either Executive or the Company, provided that the provisions of Section 5, 6 and 10(c), of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

(e) Notice of Termination. Any purported termination of employment, whether by Executive or the Company (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party in accordance with Section 7 herein. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision indicated. In the event of termination by the Executive of employment hereunder, whether by notice from the Executive of an election to not renew under 3(d) or Notice of Termination under 3(e), it shall result in the immediate enforcement of the one (1) year “Covenant Not to Compete”.

4. Conflicts of Interest. Executive shall avoid all activities and other actions that would conflict with the interests of the Company. Executive shall not use her position, or any knowledge gained from or in connection with her position, in such a manner that a conflict arises between the interests of the Company and Executive’s personal, immediate family, or private economic or other interests.

5. Confidentiality.

(a) Executive will not at any time (whether during or after Executive’s employment with the Company) (i) retain or use for the benefit, purposes or account of Executive or any other person; or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information, including without limitation trade secrets, know-how, research and development, software, databases, processes, and other intellectual property, information concerning finances, investments, services, donors, investors, partners, personnel, compensation, recruiting, training, advertising, marketing, promotions, government and regulatory activities and approvals, concerning the past, current or future business, activities of the Company and/or any third party that has disclosed or provided any of the same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(b) Confidential Information shall not include any information that is (i) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (ii) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (iii) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information that is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(c) Except as otherwise required by law, Executive will not disclose to anyone other than Executive’s immediate family and legal and/or financial advisors, the contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Section 5 of this Agreement provided they agree to maintain the confidentiality of such terms. Unless otherwise required by law, the Company agrees not to disclose the contents of this Agreement to anyone other than its Board, its advisors or the Company employees with a need to know.

6. Intellectual Property. Executive is to promptly identify and disclose to the Company intellectual property, discoveries, inventions, technological innovations, improvements and copyrightable works conceived or made by her, solely or jointly, during her employment with the Company, relating in any manner to the business, business plans, or development plans of the Company, whether conceived or made during working hours (the “Inventions”). All such Inventions, whether patentable or not patentable, are the exclusive property of the Company with respect to any and all countries.

7. Notice. All notices, consents, approvals or other communications required or permitted to be provided hereunder (each a “Notice”) shall be in writing and shall (i) be delivered by hand, (ii) sent by facsimile, or (iii) sent postage prepaid, by registered, certified or express mail, or (iv) sent by courier service, to the addresses stated at the top of this Agreement. Any Notice shall be deemed given upon actual receipt (or refusal of receipt). Any party may change its address for Notices by Notice thereof to the other party pursuant to this Section 7.

8. Specific Performance. Executive and the Company each acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of Section 5 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. Accordingly, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and that the Company, without posting any bond, may obtain equitable relief as appropriate.

9. Non-Solicitation. During the term of this Agreement and for one year following the termination of this Agreement, whether the termination shall be voluntary or involuntary, or with or without cause, or whether the termination is solely due to the expiration of the term of this Agreement, the Executive will not, in any manner or at any time, solicit or encourage any person, firm, Company or other business entity who are clients, business associates or referral sources of the Company to cease doing business with the Company or to do business with the Executive or any firm the Executive may join.

10. Miscellaneous.

(a) Assignment. This Agreement and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(b) Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound. Executive further represents that, in the course of the performance of his duties hereunder, she will not, and is hereby directed that she should not, breach any duties she may owe to her former employers, under common law or otherwise.

(c) Cooperation. Executive agrees to reasonably cooperate with the Company and its counsel and to make herself available to provide assistance in connection with any action or proceeding, threatened action or proceeding, or any appeal from any action or proceeding, which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement.

(d) Headings/Construction. Titles or captions of sections or paragraphs contained in this Agreement are intended solely for the convenience of reference, and shall not serve to define, limit, extend, modify, or describe the scope of this Agreement or the meaning of any provision hereof. The language in all parts of this Agreement shall be construed according to its fair meaning and not strictly for the Company or Executive.

(e) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(f) Governing Law. This Agreement shall be construed, interpreted and applied in accordance with the laws of the State of New York, excluding provisions of New York law concerning choice-of-law that would result in the law of any state other than New York being applied. Executive and the Company agree that actions brought under this Agreement shall be brought exclusively in a court of competent jurisdiction located within the State of New York.

(g) Severability. All provisions of this Agreement are severable. If any provision or portion of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected.

(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

(i) Entire Agreement; Amendment. This Agreement supersedes any and all other agreements and understandings, whether express or implied, relating to Executive’s employment or the termination thereof. Executive acknowledges and agrees that no oral statements or representations with respect to the subject matter hereof have been made by the Company that are not contained in this Agreement. This Agreement may not be altered, modified, amended or waived unless such alteration, modification, amendment or waiver is made in writing and properly executed by both Executive and the President of the Company.

(j) Indemnification and Duty to Defend. Executive shall be covered under the Directors and Officers Insurance policy purchased by the Company to the same extent as the Company’s other directors, officers and employees. To the extent not covered by said policy or any other insurance and except for gross negligence or willful misconduct, the Company shall indemnify, hold harmless and defend Executive against any claims arising out of Executive’s position with the Company as provided for in the Company’s Bylaws and subject to the laws of Delaware, as the same may be amended from time to time.

(k) Waiver of Jury Trial. EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.

IN WITNESS WHEREOF, the Company (through its authorized representative) and the Executive have each executed and delivered this Agreement.

For: Panache Beverage Inc.	For: Agata Podedowrny

By: James Dale
/s/ AGATA PODEDWORNY
/s/ JAMES DALE	Signature
Signature
Signed this the 1st day of April, 2012
Signed this the 1stday of April, 2012

SCHEDULE “A”

Loan. Loan shall mean that certain $3,500,000 loan given by CONSILIUM CORPORATE RECOVERY MASTER FUND, LTD, a company, organized under the laws of the Cayman Islands, to PANACHE BEVERAGE, INC. dated as of December ___, 2012.

Lender. Lender shall mean CONSILIUM CORPORATE RECOVERY MASTER FUND, LTD, a company, organized under the laws of the Cayman Islands.

Covenant Not to Compete. The Executive agrees that in the event of termination of his employment contract pursuant to terms hereof, he will not:

(a)
engage in or continue in or carry on any business which competes with the Company and its affiliates in any competing business that sells whiskey or vodka products, including without limitation, owning or controlling any financial interest in any entity that engages in or attempts to engage in a business that sells whiskey or vodka products.

(b)
consult with or advise or assist in any way whether or not for consideration in any business which is now or becomes the competitor or the Company in connection with the sale of whiskey or vodka products, including but not limited to advertising or otherwise endorsing whiskey or vodka products, soliciting customers, or otherwise serving as an intermediary for any such company that competes in the sale of whiskey or vodka products.

(c)
undertake any business which directly competes with the sale of whiskey or vodka products or solicit any business which directly competes with the sale of any whiskey or vodka products of any person, firm or company who shall have been a customer of the Company, buyer or the respective affiliates and with whom any employee of the Company or their subordinates have dealt with during and immediately 12 months.

(d)	engage in any practice or purpose of which is to evade the provisions of the covenant not to compete.

In the event of any violation of this covenant not to compete, the Executive agrees that the provisions contained herein will result in irreparable injury to the Company for which a remedy at law would not be adequate, and that in addition to any relief at law which may be available to the Company for such violation or breach regardless of any other provision, the Company shall be entitled to seek injunctive and other equitable remedies in a court of law located in either Miami-Dade County or Broward County, Florida, to which the Executive submits to jurisdiction.

Attachment A

Current the Company Employee Benefits

•	Health Insurance -- covers the employee and family and the Company pays all premiums. Coverage is offered through Empire Blue Cross/Blue Shield

•	Sick leave– Employees are given 10 sick days per year accrued monthly. Employees can accrue up to 30 days. Sick days are NOT paid when an employee leaves.

•	Personal Days – Employees get 10 personal days a year. Unused days do not carry over and are not paid out when an employee leaves.

•	90 days maternity leave

Holidays – In addition to Vacation and Personal Days, the Company, employee are permitted to takeoff for religious holidays that require observation (such as Yom Kippur) and the Company observes the following holidays: New Years Eve and Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Veterans Day, Thanksgiving, Friday after Thanksgiving, Christmas Day.